Exhibit 10.12
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) by and among Robert A. Young (“Executive”), Leap Wireless International, Inc., a Delaware corporation (“Leap”), and Cricket Communications, Inc., a Delaware corporation (“Cricket”) (individually, a “Party” and collectively, the “Parties”) is made and entered into effective as of January 1, 2011 (the “Effective Date”). Leap and Cricket are hereinafter collectively referred to as the “Companies.”
     WHEREAS, Cricket desires to employ Executive, and Executive desires to accept employment with Cricket, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each Party hereto, the Parties hereby agree as follows:
     1. Employment.
          a. Employment Period. Executive’s employment hereunder shall be for a term commencing on January 1, 2011 (the “Effective Date”) and ending on December 31, 2012 (the “Employment Period”). Notwithstanding anything to the contrary in this Agreement, Executive’s employment with Cricket during the Employment Period is at-will and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Cricket, subject to the provisions of Section 3 below.
          b. Position and Duties. During the Employment Period, Executive shall serve as Executive Vice President — Field Operations of Cricket and shall perform such employment duties as are usual and customary for such position. In the performance of such duties, Executive shall report directly to, and be subject to the direction of, Cricket’s Chief Executive Officer (“CEO”).
     2. Compensation and Benefits. Cricket shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 2.
          a. Base Salary. Cricket shall pay to Executive a base salary of Four Hundred Twenty Five Thousand Dollars ($425,000) per year, payable in accordance with Cricket’s usual pay practices. Executive’s base salary shall be subject to annual merit-based consideration beginning in 2012; provided, however, that there shall be no guarantee that any such consideration will result in an increase in Executive’s base salary. Any future salary adjustments will be determined by and at the sole discretion of Leap’s Board of Directors and/or its Compensation Committee (the “Compensation Committee”) and will generally be based on Executive’s performance, market-based compensation data and Cricket’s ability to provide such increases.
          b. Annual Performance Bonus. Executive will be eligible to receive an annual performance bonus for his performance to Cricket for 2011 and 2012, the target amount of which shall be eighty percent (80%) of his then-current base salary. The amount of any annual performance bonus will be determined by and at the sole discretion of the Compensation

Committee based on Cricket’s financial and operational performance and Executive’s individual contributions.
          c. Benefits. Executive shall be entitled to participate in benefits under Cricket’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement generally made available in the future by Cricket to its senior executives, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. In addition to the paid time off accrual to which Executive would normally be entitled under Cricket’s paid time off policy, Executive shall accrue one (1) additional week of paid time off annually. Therefore, Executive’s annual paid time off accrual for the Employment Period shall be four (4) weeks per year. Cricket shall have the right to amend or delete any such benefit plan or arrangement made available by Cricket to its senior executives and not otherwise specifically provided for herein.
          d. Equity Compensation. Executive shall be eligible to participate in any equity compensation plan generally available to Cricket’s senior executive officers, to the extent approved by Leap’s Board of Directors and/or Compensation Committee in their or its sole and absolute discretion. As soon as practicable following the Effective Date, and subject to the approval of the Compensation Committee, Executive will receive the following equity awards under Leap’s 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan, as amended (the “2004 Plan”):
          (i) (A) options to purchase fifty thousand (50,000) shares of Leap common stock and (B) fifty thousand (50,000) restricted shares of Leap common stock, (collectively, the “First Equity Awards”), which will subject to a four-year vesting schedule, with 25% of the options and restricted shares vesting on December 31st of each of 2011, 2012, 2013 and 2014; and
          (ii) (A) options to purchase fifty thousand (50,000) shares of Leap common stock and (B) fifty thousand (50,000) restricted shares of Leap common stock, (collectively, the “Second Equity Awards,” and together with the First Equity Awards, the “Equity Awards”), which will be subject to a four-year vesting schedule, with 100% of the options and restricted shares vesting in full on December 31, 2014.
The options shall have an exercise price per share equal to the current fair market value per share of Leap’s common stock on the date the awards are granted. The Equity Awards shall be subject to the terms and conditions of the 2004 Plan and the standard forms of award agreements pursuant to which such awards will be granted.
     3. Termination of Employment.
          a. Expiration of Employment Period. At the expiration of the Employment Period on December 31, 2012, Cricket shall pay promptly to Executive his accrued, unpaid base salary through such date, and the Companies shall pay all other amounts to which Executive is then entitled under any compensation or benefit plan of the Companies in accordance with the terms and conditions of such plans.
          b. Involuntary Termination Prior to Expiration of Employment Period. In

the event of an Involuntary Termination (as defined below) of Executive prior to the expiration of the Employment Period, Executive shall be entitled to the following:
          (i) Cricket shall pay promptly to Executive, following the date of the Involuntary Termination, Executive’s accrued, unpaid base salary through the date of the Involuntary Termination, and the Companies shall pay all other amounts to which Executive is then entitled under any compensation or benefit plan of the Companies in accordance with the terms and conditions of such plans.
          (ii) Cricket shall pay to Executive, following the date of the Involuntary Termination and in accordance with Section 3(j), a lump sum severance benefit in cash (the “Severance Payment”) in the amount of (A) the lesser of (1) one and one-half (1 1/2) times Executive’s annual base salary (at the rate in effect as of the date of the Involuntary Termination) or (2) the base salary remaining to be paid to Executive for the remainder of the Employment Period had Executive remained employed throughout such period, plus (B) Executive’s annual target bonus for the year in which the date of the Involuntary Termination occurs.
          (iii) For the period beginning on the date of the Involuntary Termination through December 31, 2015 (the “Coverage Period”), Cricket shall (A) for that portion of the Coverage Period during which Executive and his eligible dependents are entitled to participate under Cricket’s group health plans, including under Section 4980B(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), pay for the premiums for such coverage, and (B) for any portion of the Coverage Period in which Executive and his eligible dependents are not eligible to participate under Cricket’s group health plans (including following the expiration of Executive’s eligibility for COBRA coverage), reimburse Executive for the monthly premiums for continued healthcare coverage under an individual policy providing comparable coverage to the Company’s group health plans and covering Executive and his eligible dependents; provided, however, that if the Company determines, in its sole discretion, that it cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law, Cricket shall, in lieu thereof, pay Executive an amount equal to the monthly plan premium payment in effect immediately prior to such determination, which payments shall be made in substantially equal monthly installments over the remaining portion of the Coverage Period on the first day of each calendar month and which shall be grossed-up to cover any applicable taxes to Executive resulting from such payment by reference to standard U.S. and applicable state tax rates and paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). In no event shall the foregoing premium reimbursements or net payments to Executive exceed $2,500 per month. Notwithstanding the foregoing, Cricket’s obligation to reimburse or make payments to Executive under this Section 3(b)(iii) shall terminate on the date on which Executive becomes eligible for healthcare coverage with a subsequent employer.
          (iv) (A) with respect to the First Equity Awards, all of Executive’s unvested stock options and restricted shares underlying the First Equity Awards shall vest and become exercisable as of the date of the Involuntary Termination; and (B) with respect to the Second Equity Awards, if the date of the Involuntary Termination occurs at any time during 2012, twenty-five percent (25%) of the unvested stock options and restricted shares underlying the Second Equity Awards shall vest as of the date of the Involuntary Termination.
          c. Other Terminations Prior to Expiration of Employment Period. In the event of any termination of Executive’s employment for any reason other than an Involuntary Termination prior to the expiration of the Employment Period (including as a result of Executive’s death or disability or voluntary resignation), (A) Cricket shall pay promptly to Executive, following the date of the termination, Executive’s accrued, unpaid base salary through the date of the termination, and the Companies shall pay all other amounts to which Executive is then entitled under any compensation or benefit plan of the Companies in accordance with the terms and conditions of such plans and (B) Executive shall cease vesting in any unvested Equity Awards and the vested Equity Awards shall be exercisable pursuant to the terms of the 2004 Plan and the award agreements pursuant to which such awards were granted. Executive shall be entitled to no further compensation or benefits under this Agreement following the termination of the Employment Period pursuant to this Section 3(d).
          d. Definition of Cause. For purposes of this Agreement, “Cause” shall mean any one or more of the following occurrences:
          (i) Executive’s material breach of any provision of the Employee Confidentiality and Invention Assignment Agreement or any other agreement between Executive and Cricket (or any parent or subsidiary of Cricket or any successor thereof), after a written notice from Cricket is delivered to Executive describing Executive’s breach and Executive is afforded a period of at least thirty (30) days to correct the breach and fails to do so within such period;
          (ii) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for (A) any felony, or (B) other illegal conduct (other than minor traffic violations) that is likely to inflict or has inflicted material injury on the business of Cricket (or any parent or subsidiary of Cricket or any successor thereof);
          (iii) Executive’s commission of an act of fraud, embezzlement or dishonesty, whether prior to or subsequent to the date hereof upon Cricket (or any parent or subsidiary of Cricket or any successor thereof);
          (iv) Executive’s willful neglect of or willful failure to substantially perform (A) Executive’s duties with Cricket (or any parent or subsidiary of Cricket or any successor thereof) or (B) the lawful and reasonable directions of the Board of Directors of Cricket (or any parent or subsidiary of Cricket or any successor thereof which employs Executive or for which Executive serves as an officer) or of the individual to whom Executive reports (other than any such neglect or failure occurring after Executive’s issuance of a notice of termination for Good Reason), after a written notice from Cricket is delivered to Executive describing Executive’s neglect or failure to perform and Executive is afforded a period of at least thirty (30) days to correct the neglect or failure to perform and fails to do so within such period; or
          (v) Executive’s gross misconduct affecting or material violation of any duty of loyalty to Cricket (or any parent or subsidiary of Cricket or any successor thereof).
          e. Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances during the Employment Period:
          (i) a material diminution in Executive’s authority, duties or responsibilities with Cricket (or any parent or subsidiary of Cricket or any successor thereof), including, without limitation, the continuous assignment to Executive of any duties materially inconsistent with Executive’s position with Cricket (or any parent or subsidiary of Cricket or any successor thereof), or a material negative change in the nature or status of Executive’s responsibilities or the conditions of Executive’s employment with Cricket (or any parent or subsidiary of Cricket or any successor thereof); provided, however, that Executive’s transition from an employee to a consultant in accordance with the terms of this Agreement following the expiration of the Employment Period shall not constitute “Good Reason”;
          (ii) a material diminution in Executive’s annualized cash and benefits compensation opportunity, which shall include Executive’s base compensation, Executive’s annual target bonus opportunity and Executive’s aggregate employee benefits, as in effect on the Effective Date as the same may be increased from time to time thereafter; or
          (iii) any other action or inaction that constitutes a material breach by Cricket (or any parent or subsidiary of Cricket or any successor thereof) of its obligations to Executive under this Agreement.
Executive’s right to terminate employment with Cricket (or any parent or subsidiary of Cricket or any successor thereof) pursuant to this Section 3(e) shall not be affected by Executive’s incapacity due to physical or mental illness. Executive must provide written notice to Cricket of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the initial occurrence of such event or condition. Cricket (or any parent or subsidiary of Cricket or any successor thereof) shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event or condition from Executive. Subject to Section 3(f), Executive’s continued employment with Cricket (or any parent or subsidiary of Cricket or any successor thereof) following any provision of notice to Cricket as described above shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.
          f. Definition of Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” shall mean (i) Executive’s Separation from Service (as defined below) prior to the expiration of the Employment Period by reason of a termination of employment by Cricket other than for Cause, or (ii) Executive’s Separation from Service prior to the expiration of the Employment Period by reason of resignation of employment with Cricket for Good Reason. Executive’s Separation from Service by reason of resignation from employment with Cricket for Good Reason shall be treated as involuntary. Notwithstanding anything herein to the contrary and subject to the requirements of Section 3(e), Executive’s Separation from Service by reason of resignation from employment with Cricket for Good Reason shall be an “Involuntary Termination” only if such Separation from Service occurs within one (1) year following the initial existence of the event or condition constituting Good Reason and prior to the expiration of the Employment Period. Executive’s Separation from Service by reason of Executive’s death or disability, voluntary resignation or as a result of the expiration of the Employment Period, shall not constitute an Involuntary Termination.
          g. Definition of Separation from Service. For purposes of this Agreement, “Separation from Service,” with respect to Executive means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).
          h. Definition of Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of Executive’s Separation from Service.
          i. General Release. In consideration of, and as a condition to receiving, the severance benefits to be provided to Executive under Sections 3(b)(ii), (iii) and (iv), Executive shall execute and deliver to the Companies a “General Release” in substantially the form set forth on Attachment A hereto on or after the date of the Involuntary Termination and not later than twenty-one (21) days after the date of the Involuntary Termination (or, in the event that the Involuntary Termination of Executive is in connection with an exit incentive or other employment termination program offered to a group or class of employees, not later than forty-five (45) days after the date of the Involuntary Termination (or, if later, the date Executive is provided with the information required in accordance with Section 3(f) of the General Release)). In the event that Executive fails to execute and deliver to the Companies the General Release in accordance with this Section 3(i) within fifty-five (55) days following the Date of Termination, or Executive revokes the General Release in accordance with the terms thereof, Executive shall not receive the severance benefits set forth in Sections 3(b)(ii), (iii) and (iv).
          j. Timing of Severance Payment. Subject to Section 5(b), the severance payment provided for in Section 3(b)(ii) shall be made not later than the tenth (10th) day following the date on which the General Release by Executive becomes irrevocable.
     4. Consulting Services.
          a. Consulting Period and Services.
          (i) Following the expiration of the Employment Period, Executive shall provide consulting services to Cricket for the period commencing on January 1, 2013 and ending on December 31, 2015 (the “Consulting Period”). In the event that the Employment Period terminates prior to December 31, 2012 for any reason, there shall be no Consulting Period. The date on which the Consulting Period ends for any reason is referred to herein as the “Consulting Period Termination Date.”
          (ii) During the Consulting Period, Executive shall be an independent contractor of Cricket and not an employee and shall report to, and work on projects directed by, the CEO. During the Consulting Period, Cricket shall give Executive the opportunity to provide a minimum of five (5) days per month of consulting services to Cricket (or such greater percentage of his business time and effort as shall be mutually agreed upon between Executive and the CEO). Executive agrees to perform the consulting services and any other obligations or activities hereunder in accordance with (A) the terms of this Agreement, (B) all applicable laws, and (C) all applicable Leap and Cricket policies and procedures.
          b. Compensation During Consulting Period. During the Consulting Period, Executive shall be eligible to receive the following compensation:
          (i) Cricket shall pay to Executive a consulting fee of $4,000 per day, payable in cash monthly in arrears.
          (ii) Cricket shall (A) for that portion of the Consulting Period during which Executive and his eligible dependents are entitled to participate under Cricket’s group health plans under COBRA, pay for the premiums for such coverage, and (B) for any portion of the Consulting Period in which Executive and his eligible dependents are not eligible to participate under Cricket’s group health plans (including following the expiration of Executive’s eligibility for COBRA coverage), reimburse Executive for the monthly premiums for continued healthcare coverage under an individual policy providing comparable coverage to the Company’s group health plans and covering Executive and his eligible dependents; provided, however, that if the Company determines, in its sole discretion, that it cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law, Cricket shall, in lieu thereof, pay Executive an amount equal to the monthly plan premium payment in effect immediately prior to such determination, which payments shall be made in substantially equal monthly installments over the remaining portion of the Consulting Period on the first day of each calendar month and which shall be grossed-up to cover any applicable taxes to Executive resulting from such payment by reference to standard U.S. and applicable state tax rates and paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). In no event shall the foregoing premium reimbursements or net payments to Executive exceed $2,500 per month. Notwithstanding the foregoing, Cricket’s obligation to reimburse or make payments to Executive under this Section 4(b)(ii) shall terminate on the date on which Executive becomes eligible for healthcare coverage with a subsequent employer.
          (iii) All of Executive’s unexercised Equity Awards shall continue to vest and be exercisable, if applicable, pursuant to the terms of the 2004 Plan and the award agreements pursuant to which such awards were granted. There shall be no break in service to Cricket as a result of Executive’s conversion from an employee to a consultant for purposes of the Equity Awards.

          c. Termination of Consulting Period. Cricket shall be entitled to terminate the Consulting Period on thirty (30) days’ prior written notice to Executive.
          (i) If the Consulting Period is terminated by Cricket without Cause, Executive shall be entitled to receive the following from Cricket:
               (A) Cricket shall pay promptly to Executive, following the Consulting Period Termination Date, Executive’s accrued, unpaid consulting fees through the Consulting Period Termination Date.
               (B) For the period beginning on the Consulting Period Termination Date through December 31, 2015 (the “Post-Consulting Coverage Period”), Cricket shall (1) for that portion of the Post-Consulting Coverage Period during which Executive and his eligible dependents are entitled to participate under Cricket’s group health plans under COBRA, pay for the premiums for such coverage, and (2) for any portion of the Post-Consulting Coverage Period in which Executive and his eligible dependents are not eligible to participate under Cricket’s group health plans (including following the expiration of Executive’s eligibility for COBRA coverage), reimburse Executive for the monthly premiums for continued healthcare coverage under an individual policy providing comparable coverage to the Company’s group health plans and covering Executive and his eligible dependents; provided, however, that if the Company determines, in its sole discretion, that it cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law, Cricket shall, in lieu thereof, pay Executive an amount equal to the monthly plan premium payment in effect immediately prior to such determination, which payments shall be made in substantially equal monthly installments over the remaining portion of the Post-Consulting Coverage Period on the first day of each calendar month and which shall be grossed-up to cover any applicable taxes to Executive resulting from such payment by reference to standard U.S. and applicable state tax rates and paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). In no event shall the foregoing premium reimbursements or net payments to Executive exceed $2,500 per month. Notwithstanding the foregoing, Cricket’s obligation to reimburse or make payments to Executive under this Section 4(c)(i)(B) shall terminate on the date on which Executive becomes eligible for healthcare coverage with a subsequent employer.
               (C) (I) with respect to the First Equity Awards, all of Executive’s unvested stock options and restricted shares underlying the First Equity Awards shall vest and become exercisable as of the Consulting Period Termination Date; and (II) with respect to the Second Equity Awards, (x) if the Consulting Period Termination Date occurs at any time during 2013, fifty percent (50%) of the unvested stock options and restricted shares underlying the Second Equity Awards shall vest as of the Consulting Period Termination Date, and (y) if the Consulting Period Termination Date occurs at any time during 2014 (prior to December 31, 2014), seventy five percent (75%) of the unvested stock options and restricted shares underlying the Second Equity Awards shall vest as of the Consulting Period Termination Date.

          (ii) If the Consulting Period is terminated by Cricket for Cause or Executive voluntarily ceases to perform his services under this Section 4 for any reason, (A) Cricket shall pay promptly to Executive, following the Consulting Period Termination Date, Executive’s accrued, unpaid consulting fees through the Consulting Period Termination Date, and (B) Executive shall cease vesting in any unvested Equity Awards and the vested Equity Awards shall be exercisable pursuant to the terms of the 2004 Plan and the award agreements pursuant to which such awards were granted. Executive shall be entitled to no further compensation or benefits under this Agreement.
          d. General Release. In consideration of, and as a condition to receiving, the benefits to be provided to Executive under Section 4(c), Executive shall execute and deliver to the Companies the “General Release” set forth on Attachment A hereto on or after the Consulting Period Termination Date and not later than twenty-one (21) days after the Consulting Period Termination Date (or, if required by law, not later than forty-five (45) days after the Consulting Period Termination Date (or, if later, the date Executive is provided with the information required in accordance with Section 3(f) of the General Release, if required)). In the event that Executive fails to execute and deliver to the Companies the General Release in accordance with this Section 4(d) within fifty-five (55) days following the Consulting Period Termination Date, or Executive revokes the General Release in accordance with the terms thereof, Executive shall not receive the benefits set forth in Section 4(c).
          e. Noncompetition. In order to avoid any actual or perceived conflict of interest during the Consulting Period, Executive agrees that he will not, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be involved as an officer, director, employee, consultant, independent contractor, limited or general partner, member, shareholder, joint venturer, advisor, or otherwise (the “Specified Activities”) of any profit or nonprofit business or organization which, to the knowledge of Executive (A) provides goods or services within the field of wireless telecommunications, or (B) holds or proposes to hold or invest in debt or equity securities of the Companies or that offers investment, strategic, proxy or other advisory services to any such holder or proposed holder or investor in debt or equity securities of the Companies; provided, that nothing in this Section 4(e) shall be construed to prohibit Executive from owning not in excess of 2% of the outstanding equity securities of any publicly-traded entity. In the event that Executive desires to pursue any of the Specified Activities with respect to any business or organization described in subsections (A) or (B) above, Executive shall provide notice to the CEO regarding the proposed nature and scope of such services or activities and may request a waiver from the provisions of this Section 4(e), which such waiver request may be approved or denied by the CEO in his sole and absolute discretion. In the event that Executive desires to pursue any of the Specified Activities with respect to any business or organization other than as described in subsections (A) or (B) above, Executive shall provide notice to the CEO regarding the proposed nature and scope of such services or activities.
     5. Code Section 409A.
          a. Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code and, accordingly, the Severance Payment payable under Section 3(b)(ii) shall be paid not later than the later of:

(i) the fifteenth (15th) day of the third (3rd) month following Executive’s first taxable year in which such severance payment is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third (3rd) month following first taxable year of the Companies in which such severance payment is no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder.
          b. Delayed Distribution under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if Executive is a Specified Employee on the date of Executive’s Involuntary Termination, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable six (6) month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 5(b) shall be paid in a lump sum payment to Executive. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
          c. Reimbursements. To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
          d. Definition of Service Provider. For purposes of this Agreement, “Service Provider” means Executive or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).
          e. Definition of Service Recipient. For purposes of this Agreement, “Service Recipient,” with respect to Executive, means Cricket and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time. As provided in Treasury Regulation Section 1.409A-1(g), the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.
          f. Definition of Specified Employee. For purposes of this Agreement, “Specified Employee” means a Service Provider who, as of the date of the Service Provider’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), is a “Key

Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise. For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year. If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date. For purposes of this definition, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(d)(4), from the Service Recipient for such Testing Year. The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).
          g. Definition of Specified Employee Effective Date. For purposes of this Agreement, “Specified Employee Effective Date” means the first day of the fourth (4th) month following the Specified Employee Identification Date. The Specified Employee Effective Date may be changed by Cricket, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).
          h. Definition of Specified Employee Identification Date. For purposes of this Agreement, “Specified Employee Identification Date,” for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31. The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers. The “Specified Employee Identification Date” may be changed by Cricket, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).
          i. Definition of Testing Year. For purposes of this Agreement, “Testing Year” means the twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.
     6. Successors; Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the Companies and their respective successors and assigns, including any purchaser of all or substantially all of their respective assets, and shall be binding upon Executive’s assigns, executors, administrators, beneficiaries, or their legal representatives. The Companies will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Companies expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Companies of their obligations hereunder. The Companies’ failure to do so shall be considered a material breach of this Agreement. As used in this Agreement, the “Companies” shall mean the Companies as hereinbefore defined and any successor to its business and/or assets as aforesaid.
     7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the last known mailing address of the respective Party, provided that all notices to Cricket shall be directed to the attention of the Secretary of Cricket, and all notices to Leap shall be directed to the attention of the Secretary of Leap, or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     8. Confidentiality and Non-Solicitation Covenants. In consideration of the provisions of Section 3 and 4 of this Agreement, and in order to protect the goodwill of the Companies, Executive hereby agrees to the following covenants.
          a. Confidentiality. During (i) a period of three (3) years commencing on the date that Executive’s employment with Cricket terminates for any reason without the occurrence of a subsequent Consulting Period or (ii) any Consulting Period and for a period of three (3) years thereafter commencing on the Consulting Period Termination Date, Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive agrees that, upon termination of Executive’s service to Cricket, all Confidential Information in Executive’s possession that is in writing or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to Cricket and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to Cricket copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Companies or any of their respective affiliates by any person or entity, or (iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term “Confidential Information” means: information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with Cricket, about the customers, employees, business methods, technical operations, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Companies and their respective affiliates.
          b. Non-Solicitation. During (i) a period of three (3) years commencing on the date that Executive’s employment with Cricket terminates for any reason without the occurrence of a subsequent Consulting Period or (ii) any Consulting Period and for a period of three (3) years thereafter commencing on the Consulting Period Termination Date, Executive shall not, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Companies or any of their respective affiliates, any of their officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Companies or any of their respective affiliates; provided, however, that a general advertisement to which an employee of the Companies or any of their respective affiliates, responds shall in no event be deemed to result in a breach of this Section 8(b).

          c. Breach of Covenants. In the event that Executive breaches any of the provisions of this Section 8, or threatens to do so, in addition to and without limiting or waiving any other remedies available to the Companies in law or in equity, the Companies shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce this Section 8. Executive acknowledges that it is impossible to measure in money the damages that the Companies will sustain in the event that Executive breaches or threatens to breach this Section 8 and, in the event that the Companies institute any action or proceeding to enforce this Section 8 seeking injunctive relief, Executive hereby waives and agrees not to assert or use as a defense a claim or defense that the Companies have an adequate remedy at law. Also, in addition to any other remedies available to the Companies in law or in equity, in the event that Executive breaches the provisions of this Section 8 in any material respect, Executive shall forfeit Executive’s right to further benefits under Sections 3 or 4 and Executive shall be obligated to repay to Cricket the benefits that Executive has received under Sections 3 or 4. If a court or arbitrator shall hold that the duration, scope or area restriction or other provision of this Section 8 is unreasonable under the circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area restriction reasonable under the circumstances shall be substituted for the stated duration, scope or area restriction.
     9. Cooperation with the Company. Executive agrees to cooperate fully with the Companies and their counsel with respect to any reasonable request from the Companies for assistance with respect to any matter (including litigation, investigation, government proceedings and general claims) which relates to matters with which Executive was involved during the term of his employment or the Consulting Period, subject to reimbursement of reasonable out-of-pocket travel costs and expenses. Such cooperation may include appearing from time to time at the offices of the Companies or the Companies’ counsel, or telephonically, for conferences and interviews and providing testimony in depositions, court proceedings and administrative hearings as necessary for the Companies to defend claims, and in general providing the Companies and their counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned.
     10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of Cricket and Leap as may be specifically designated thereby. No waiver by any Party hereto at any time of any breach by any other Party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any Party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of any federal, state or local law shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The Section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

     11. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     13. Venue. Except as set forth in Section 14, the parties expressly agree that the only proper venue for any action, lawsuit or administrative proceeding to interpret or enforce this Agreement, relating to this Agreement and/or arising out of a breach of this Agreement shall be in the City and County of San Diego, California and the parties, on behalf of themselves and their officers, directors, principals, managing agents, insurers, attorneys and personal representatives irrevocably submit to the personal jurisdiction of such state or federal court or forum in respect of any such action, lawsuit or proceeding for purposes of service of process, discovery proceedings and trial. The parties waive any objection that they may now have or hereafter have to venue in a court or forum in the City and County of San Diego.
     14. Agreement to Arbitrate. Except as set forth in Section 8(c), any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided that Cricket shall pay to Executive all reasonable arbitration expenses and legal fees incurred by Executive if Executive prevails in enforcing or obtaining his rights or benefits provided by this Agreement. Such payments shall be made within five (5) days after Executive’s request for payment accompanied with evidence of fees and expenses incurred as Cricket may reasonably request. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Companies. Except as set forth in Section 8(c), this Section 14 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Companies expressly waive their right to a jury trial.
     15. Entire Agreement. Together with the award agreements that will govern the terms of the Equity Awards, this Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein (including without limitation, with regard to the terms of Executive’s employment and consultancy and any payments to be made by the Companies to Executive upon any terminations thereof) and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including, without limitation, that certain offer letter between Executive and the Companies dated January 4, 2011.
     16. Taxes. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by Cricket, Executive agrees to pay them himself and (if applicable) to indemnify and hold the Companies harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. During the Consulting Period, Executive shall be solely responsible for taxes required to be paid with respect to his performance of services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items.
     17. RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE UNDERSTANDS THIS RIGHT AND HAS EITHER CONSULTED WITH A LAWYER OR DETERMINED NOT TO DO SO.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Parties have signed their names as of the day and year first above written.

LEAP WIRELESS INTERNATIONAL, INC.
By:	/s/ Leonard C. Stephens
	Name:	Leonard C. Stephens
	Title:	Senior Vice President Human Resources

CRICKET COMMUNICATIONS, INC.
By:	/s/ Leonard C. Stephens
	Name:	Leonard C. Stephens
	Title:	Senior Vice President Human Resources

EXECUTIVE
By:	/s/ Robert A. Young
Robert A. Young

ATTACHMENT A
GENERAL RELEASE
          1. General Release of Claims. In consideration of the benefits under Section 3 or Section 4(c)(i) (as applicable) of the Employment Agreement (the “Agreement”), effective as of January 1, 2011, by and among Leap Wireless International, Inc. (“Leap”), Cricket Communications, Inc. (“Cricket”) (collectively, the “Companies”) and Robert A. Young (“Executive”), Executive does hereby for himself and his spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “Releasees”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive’s employment with the Companies, or the termination thereof, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Executive’s rights: (i) under the Agreement; (ii) to exercise any outstanding stock option previously granted to Executive to the extent permitted under the terms the individual award agreement pursuant to which such award was granted; (iii) under the terms of any employee benefit plan of the Companies in which Executive is a participant; or (iv) to indemnification, including any such right under the Companies’ Bylaws, the General Corporate Law of the State of Delaware or any indemnification agreement by and between Executive and Leap.
          2. Release of Unknown Claims. In addition, Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
          3. Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:
          a. That the Agreement and this General Release are written in a manner calculated to be understood by Executive.
          b. The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

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          c. The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
          d. Executive is advised to consult an attorney before signing this General Release.
          e. Executive is afforded twenty-one (21) days (or, in the event that the Involuntary Termination of Executive is in connection with an exit incentive or other employment termination program, forty-five (45) days) after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney.
          f. In the event that the Involuntary Termination of Executive’s employment is in connection with an exit incentive or other employment termination program, Executive is provided with written information, calculated to be understood by the average individual eligible to participate, as to:
          (i) any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such programs; and
          (ii) the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or not selected for the program.
          g. Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 3 or Section 4(c)(i) (as applicable) of the Agreement.
          h. If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to Cricket’s President on or before the seventh (7th) day after the date hereof.
          4. No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.
          5. No Suits or Actions. Executive agrees that if he or she hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he or she will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’

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fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.
          6. No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this General Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE

Robert A. Young

Date:

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